UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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AMCOL INTERNATIONAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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 AMCOL INTERNATIONAL CORPORATION
2870 Forbs Avenue
Hoffman Estates, Illinois 60192

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 10, 2012

To Our Shareholders:

The annual meeting of shareholders of AMCOL International Corporation, the Company or AMCOL, will take place on Thursday, May 10, 2012, at 11:00 AM, Central Daylight Saving Time, at AMCOL Corporate Headquarters, 2870 Forbs Avenue, Hoffman Estates, Illinois.  At the annual meeting, you will be asked to do the following:

1.	Elect four (4) Class II directors for a three-year term expiring in 2015;

2.	Ratify the Audit Committee’s appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2012;

3.	Provide advisory approval of AMCOL’s executive compensation; and

4.	Transact any other business which properly comes before the annual meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote “FOR” each of AMCOL’s nominees for director, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and “FOR” advisory approval of AMCOL’s executive compensation.

Only shareholders of record of AMCOL’s common stock as of the close of business on March 13, 2012 will be entitled to notice of and to vote at the annual meeting and at any adjournments of the annual meeting.

We are furnishing proxy materials to our shareholders over the Internet.  On March 21, 2012, we mailed our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders to access our proxy statement and Annual Report on Form 10-K over the Internet and vote online.  In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how to request a paper copy of the proxy statement and Form 10-K.

It is important that your shares be represented at the annual meeting.  Whether or not you plan to attend the annual meeting in person, please vote on the matters to be considered.  You may vote your shares over the Internet or by a toll-free telephone number.  If you request and receive a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the self-addressed, postage-paid envelope provided.  Please do not submit a proxy card if you have voted by telephone or the Internet.  Instructions regarding all three methods of voting are contained in the Notice of Internet Availability of Proxy Materials.  If you attend the annual meeting, you may revoke your proxy and, if you wish, vote your shares in person.  Thank you for your interest and cooperation.

By Order of the Board of Directors,
James W. Ashley, Jr.
Vice President, General Counsel and Secretary

Hoffman Estates, Illinois
March 21, 2012

AMCOL INTERNATIONAL CORPORATION
2870 Forbs Avenue
Hoffman Estates, Illinois 60192

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 10, 2012

INTRODUCTION

We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of AMCOL International Corporation, the Company or AMCOL, for use at our annual meeting of shareholders to be held on Thursday, May 10, 2012 at 11:00 AM, Central Daylight Saving Time, at AMCOL Corporate Headquarters, 2870 Forbs Avenue, Hoffman Estates, Illinois, and at any adjournment of the annual meeting.  On March 21, 2012, we mailed our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders to access our proxy statement and Annual Report on Form 10-K over the Internet and vote online.  In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how to request a paper copy of the proxy statement and Form 10-K.

At the annual meeting, you will be asked to do the following:

1.	Elect four (4) Class II directors for a three-year term expiring in 2015;

2.	Ratify the Audit Committee’s appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2012;

3.	Provide advisory approval of AMCOL’s executive compensation; and

4.	Transact any other business which properly comes before the annual meeting.

The Board of Directors recommends that you vote “FOR” each of AMCOL’s nominees for director, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and “FOR” advisory approval of AMCOL’s executive compensation.

It is important that your shares be represented at the annual meeting.  Whether or not you plan to attend the annual meeting in person, please vote on the matters to be considered.  You may vote your shares over the Internet or by a toll-free telephone number.  If you request and receive a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the self-addressed, postage-paid envelope provided.  Please do not submit a proxy card if you have voted by telephone or the Internet.  Instructions regarding all three methods of voting are contained in the Notice of Internet Availability of Proxy Materials.  If you attend the annual meeting, you may revoke your proxy and, if you wish, vote your shares in person.

The date of this proxy statement is March 21, 2012.

THE ANNUAL MEETING

General

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of AMCOL for use at the annual meeting of shareholders to be held on Thursday, May 10, 2012, at 11:00 AM, Central Daylight Saving Time, at AMCOL Corporate Headquarters, 2870 Forbs Avenue, Hoffman Estates, Illinois, and at any adjournment of the annual meeting.

Under rules and regulations of the Securities and Exchange Commission, or SEC, instead of mailing a printed copy of our proxy materials to each shareholder, we are now furnishing our proxy materials over the Internet.  As a result, we are mailing a Notice of Internet Availability of Proxy Materials instead of a printed copy of the proxy materials.  You will have the ability to access the proxy materials over the Internet and to request to receive a paper copy by mail.  Instructions on how to access the proxy materials over the Internet or request a paper copy may be found in the Notice of Internet Availability of Proxy Materials.  The Notice of Internet Availability of Proxy Materials will instruct you how you may access and review all of the important information contained in the proxy materials and how you may submit your proxy via telephone or the Internet.

We are mailing the Notice of Internet Availability of Proxy Materials to shareholders on or about March 21, 2012.

Record Date

The Board of Directors has fixed the close of business on March 13, 2012 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournment.  Accordingly, only holders of record of AMCOL’s common stock at the close of business on the record date will be entitled to vote at the annual meeting, either by proxy or in person.  As of the record date, there were 32,015,771 shares of AMCOL’s common stock issued and outstanding.

Purpose of the Annual Meeting; Recommendations of the Board of Directors

At the annual meeting, AMCOL’s shareholders will be asked to do the following:

1.	Elect four (4) Class II directors for a three-year term expiring in 2015;

2.	Ratify the Audit Committee’s appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2012;

3.	Provide advisory approval of AMCOL’s executive compensation; and

4.	Transact any other business which properly comes before the annual meeting.

The Board of Directors recommends that you vote “FOR” each of AMCOL’s nominees for director, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and “FOR” advisory approval of AMCOL’s executive compensation.

Proxies; Vote Required

In deciding all questions, a holder of AMCOL’s common stock is entitled to one vote, in person or by proxy, for each share held in such holder’s name on the record date.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of AMCOL’s common stock is necessary to constitute a quorum at the annual meeting.  Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum at the annual meeting.  Generally, broker non-votes occur when shares held by a broker or nominee for a beneficial owner are not voted with respect to a particular proposal because the broker or nominee lacks discretionary power to vote such shares.

With respect to all matters to be considered at the annual meeting, shareholders may: (1) vote in favor; (2) vote against; or (3) abstain from voting.  Each of the nominees for director receiving a majority of the votes cast at the meeting in person or by proxy shall be elected (meaning the number of votes cast “for” a given director exceeds the number of votes cast “against” that director). Under Delaware law, if any director is not re-elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” As required by the Company’s Corporate Governance Guidelines, each director has submitted an irrevocable letter of resignation as director that becomes effective if he or she is not elected by the shareholders and if the Board accepts the resignation. If a director is not elected, the Nominating and Governance Committee will act on an expedited basis to consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and the advisory approval of AMCOL’s executive compensation each require the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.  Shares voting “abstain” on any nominee for director will be excluded entirely from the vote and will have no effect on the election of directors. Shares voting “abstain” on the ratification of the appointment of Ernst & Young LLP and the advisory approval of AMCOL’s executive compensation will be counted as present at the annual meeting for purposes of that proposal and an abstention will have the effect of a vote against the applicable matter. Broker non-votes will be considered as present but will not be considered as votes in favor of any matter and will be excluded from the “for,” “against” and “abstain” counts, and instead are reported as simply “broker non-votes.”  Consequently, broker non-votes have no effect on the outcome of any matter.

Under New York Stock Exchange rules, the proposal to ratify the appointment of Ernst & Young LLP is considered a “discretionary” item.  Therefore, brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions to the broker.  In contrast, the election of directors and the advisory approval of AMCOL’s executive compensation are “non-discretionary” items, and brokers who have not received voting instructions from their clients may not vote on these matters.

All properly executed proxies received by AMCOL prior to the annual meeting and not revoked will be voted in accordance with the instructions provided.  Unless contrary instructions are indicated, proxies will be voted “FOR” each of AMCOL’s nominees for director, “FOR” the ratification of the appointment of Ernst & Young LLP and “FOR” advisory approval of AMCOL’s executive compensation.  The Board of Directors knows of no other business that will be presented for consideration at the annual meeting.  If any other matter is properly presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

How to Vote

You may vote your shares over the Internet or by a toll-free telephone number. If you request and receive a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the self-addressed, postage-paid envelope provided.  Please do not submit a proxy card if you have voted by telephone or the Internet.  Instructions regarding all three methods of voting are contained in the Notice of Internet Availability of Proxy Materials.  If you attend the annual meeting, you may revoke your proxy and, if you wish, vote your shares in person.

Revocation of Proxies

Any shareholder may revoke his or her proxy at any time prior to or at the annual meeting by doing any of the following:

●	voting by telephone or the Internet on a later date;
●	submitting a duly executed proxy bearing a later date;
●	giving written notice to the Secretary of AMCOL at 2870 Forbs Avenue, Hoffman Estates, Illinois 60192; or
●	attending the annual meeting and voting in person.

Attendance at the annual meeting will not, in itself, constitute revocation of a proxy.

Proxy Solicitation and Expenses

The accompanying proxy is being solicited on behalf of the Board of Directors of AMCOL.  All expenses of this solicitation will be paid by AMCOL.  Solicitation of holders of AMCOL’s common stock by mail, telephone, facsimile, e-mail or by personal solicitation may be done by directors, officers and regular employees of AMCOL, for which they will receive no additional compensation.  In the event that beneficial owners of our shares request paper copies of our proxy materials, brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of AMCOL’s common stock as of the record date will be requested to forward such proxy soliciting material to the beneficial owners of such shares and will be reimbursed by AMCOL for their reasonable out-of-pocket expenses.

AGENDA ITEM ONE:

ELECTION OF DIRECTORS

AMCOL’s Certificate of Incorporation divides the Board of Directors into three classes, with the members of one class elected each year for a three-year term.  The Board is comprised of ten (10) directors, divided into three classes.  The terms of the Class II directors will expire at the annual meeting.  The names of the Class II nominees and the current Class I and Class III directors are set forth below, along with certain biographical information, the year first elected as a director and the experience, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director for the Company.

Information Concerning Nominees

Class II

(If elected, term to expire in 2015)

Name	Age	Director Since	Principal Occupation for Last Five Years and Experience and Qualifications
Daniel P. Casey	69	2002
Private investor since 2002.  Retired Chief Financial Officer and Vice Chairman of the Board of Gaylord Container Corporation, a manufacturer and distributor of brown paper and packaging products.  Also retired Chairman of the Board of Caraustar Industries, Inc., a recycled packaging company.  Mr. Casey has made contributions to the Board based on his board and financial management experience.

Ryan F. McKendrick	60	2011
President and Chief Executive Officer of the Company since January 2011.  Prior thereto, Chief Operating Officer of AMCOL since January 2010, Senior Vice President of AMCOL and President of CETCO since 1998, and President of Volclay International Corporation since 2002.  Mr. McKendrick has made contributions to the Board using his extensive knowledge of AMCOL developed during his service in various positions with the Company.

Frederick J. Palensky, Ph.D.	62	2011
Executive Vice President, Research and Development and Chief Technology Officer of 3M Company, a diversified technology company, since 2006.  Prior thereto, Dr. Palensky served in a variety of management positions during his 35 year career at 3M.  From 2004 through 2011, Dr. Palensky served as a director of Shigematsu Works Co. LTD, a manufacturer of particulate and chemical cartridge respirators in Japan.  Dr. Palensky’s extensive management experience and technical expertise has enabled him to make contributions to the Board.

Dale E. Stahl	64	1995
Executive Chairman of Port Townsend Holdings Company, Inc., a manufacturer of containerboard and corrugated packaging, since January 2011.  Mr. Stahl served as President, Chief Executive Officer and Chief Operating Officer from 2000 through 2003 of Inland Paperboard and Packaging, Inc., a manufacturer of containerboard and corrugated boxes.  Prior thereto, Mr. Stahl served as President and Chief Operating Officer of Gaylord Container Corporation.  Mr. Stahl has executive and operational experience developed in leadership positions at various companies which he has used to contribute to his service on the Board.

The Board of Directors recommends that AMCOL’s shareholders vote “FOR” each of the nominees named above.

Information Concerning Continuing Members of the Board

Class I
(Term expiring in 2014)

Name	Age	Director Since	Principal Occupation for Last Five Years and Experience and Qualifications
John Hughes	69	1984
Chairman of the Board; Chief Executive Officer of AMCOL from 1985 until 2000.  While Chief Executive Officer of AMCOL, Mr. Hughes developed a special understanding of the workings of AMCOL.  He has used this experience to make contributions while on the Board.

Clarence O. Redman	69	1989
Retired.  Previously, of counsel to Locke Lord LLP from 1997 to 2007, the law firm that serves as corporate counsel to AMCOL.  Secretary of AMCOL from 1982 to 2007.  Mr. Redman’s experience as managing partner of a law firm, as well as his insight into AMCOL developed as outside counsel and Secretary, have led to contributions to the Board.

Audrey L. Weaver*	57	1997	Private investor for at least the last 5 years. Ms. Weaver continues to use her knowledge of AMCOL and Board experience to contribute to the Board.

Class III
(Term expiring in 2013)

Name	Age	Director Since	Principal Occupation for Last Five Years and Experience and Qualifications
Arthur Brown	71	1990
Retired Chairman and Chief Executive Officer of Hecla Mining Company, a producer of precious metals.  Also a director of Idaho Independent Bank and Chairman of the Board of Silvermex Resources Ltd., an emerging silver producer.  Mr. Brown has extensive mining experience, management and financial experience in various leadership positions as well as board experience, and has contributed his experience to the Board.

Jay D. Proops	70	1995
Private investor since 1995.  Prior thereto, Vice Chairman and co-founder of The Vigoro Corporation, a manufacturer and distributor of fertilizers and related products.  Mr. Proops’ financial and public company experience has resulted in continued contributions to the Board.

Paul C. Weaver*	49	1995
Private investor since 2006.  Prior thereto, Vice President of Information Resources, Inc. from 2002 to 2006 and Managing Partner of Consumer Aptitudes, Inc. from 1997 to 2002 (both companies engage in marketing research).  Mr. Weaver has extensive experience in marketing, as well as consumer and retailer research.  He has made continued contributions to the operations of the Board.

*  Paul C. Weaver and Audrey L. Weaver are first cousins.

AGENDA ITEM TWO:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012, subject to ratification of the appointment by our shareholders.  Ernst & Young LLP has served as our independent registered public accounting firm for several years and is considered to be well qualified.

Additional information regarding Ernst & Young LLP can be found below in the sections entitled “Report of the Audit Committee” and “Independent Registered Public Accounting Firm.”

If our shareholders do not ratify the appointment of Ernst & Young LLP, our Audit Committee will reconsider the appointment.  Even if the appointment is ratified, our Audit Committee may appoint a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of AMCOL and our shareholders.

The Board of Directors recommends that AMCOL’s shareholders vote “FOR” the ratification of our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm.

AGENDA ITEM THREE:

ADVISORY APPROVAL OF AMCOL’S EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules.

As described under “Executive Compensation — Compensation Discussion and Analysis,” we seek to reward performance and closely align the interests of our executives with the interests of our shareholders.  Our executive compensation program is designed to reward profitable growth and increased shareholder returns, tie pay to performance and retain talented executives.

The vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers as disclosed in this proxy statement.  The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or our Compensation Committee.

Shareholders may vote for or against the following resolution, or may abstain from voting.  The affirmative vote of a majority of the shares present or represented and entitled to vote is required to approve this proposed resolution.  Accordingly, we ask our shareholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve the compensation of the Company’s named executive officers for 2011, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

While this vote is advisory and not binding on AMCOL, the Board of Directors and the Compensation Committee will consider the outcome of the vote, along with other relevant information, in making future executive compensation decisions.

The Board of Directors recommends that AMCOL’s shareholders vote “FOR” the approval of the foregoing resolution.

SECURITY OWNERSHIP

Security Ownership of Five Percent Beneficial Owners

The following table sets forth all persons known by the Company to be the beneficial owner of more than five percent of AMCOL’s outstanding common stock as of February 14, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (%)
Leslie A. Weaver 1780 Happ Road Northbrook, Illinois 60062	4,246,657 (2)(3)	13.4
Paul C. Weaver c/o AMCOL International Corporation 2870 Forbs Avenue Hoffman Estates, Illinois 60192	3,668,214 (2)(4)	11.6
Harris Financial Corp. 111 West Monroe Street P.O. Box 755 Chicago, Illinois 60690	3,245,590 (2)(5)	10.2
Vanguard Specialized Funds – Vanguard Precious Metals and Mining Fund 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,080,000 (6)	9.7
M&G Investment Funds 1 Governor’s House Laurence Pountney Hill London, England EC4R 0HH	2,970,000 (7)	9.4
EARNEST Partners, LLC 1180 Peachtree Street NE Suite 2300 Atlanta, GA 30309	2,321,654 (8)	7.3
T. Rowe Price Associates, Inc. 100 E. Pratt St. Baltimore, MD 21202	2,279,902 (9)	7.1
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	1,845,120 (10)	5.8
(1)  Nature of beneficial ownership is direct unless otherwise indicated by footnote.  Beneficial ownership as shown in the table arises from sole voting and investment power unless otherwise indicated by footnote.

(2)  Includes 3,151,751 shares held in the Paul Bechtner Trust as to which Ms. Leslie A. Weaver, Mr. Paul C. Weaver and Harris Financial Corp. are co-trustees and share voting and investment power.

(3)  Based on an amendment to Schedule 13G filed by Leslie Weaver with the SEC on February 9, 2012.  Includes 3,151,751 shares held in the Paul Bechtner Trust with shared voting and investment power, as described in more detail in footnote 2 above; 24,421 shares held as trustee of GST Marital trust; 178,231 shares held as a director of a foundation; 45,216 shares held by Ms. Weaver’s spouse; and 131,668 shares held by Ms. Weaver’s children.  According to the Schedule 13G/A, 3,496,866 shares have shared voting and investment power.

(4)  Based on an amendment to Schedule 13G filed by Paul C. Weaver with the SEC on February 8, 2012.  Includes 3,348,919 shares with shared voting and investment power, including the 3,151,751 shares held in the Paul Bechtner Trust as described in more detail in footnote 2 above; 135,701 shares held as a director of a foundation; 30,830 shares held by Mr. Weaver’s spouse; and 30,637 shares held by Mr. Weaver’s children.  According to the Schedule 13G/A, 3,348,919 shares have shared voting and investment power.

(5)  Based on an amendment to Schedule 13G filed by Harris Financial Corp. with the SEC on January 17, 2012.  Includes 3,155,447 shares with shared voting and investment power, including the 3,151,751 shares held in the Paul Bechtner Trust described in more detail in footnote 2 above.

(6)  Based on an amendment to Schedule 13G filed by Vanguard Specialized Funds – Vanguard Precious Metals and Mining Fund with the SEC on January 26, 2012.  The Schedule 13G states that the filer has sole voting power for all shares.  See footnote 7 below.

(7)  Based on a Schedule 13G filed with the SEC on February 9, 2012, by M&G Investment Management Limited (“MAGIM”).  The Schedule 13G states that MAGIM beneficially owns 6,144,546 shares, 19.4%, of AMCOL’s common stock, of which 3,064,546 shares have shared voting power and all have shared dispositive power.  The Schedule 13G states that all of the shares covered by the report are legally owned by MAGIM’s investment advisory clients, and none are owned directly by MAGIM.  The Schedule 13G states that all shares beneficially owned legally by M&G Investment Funds 1 have shared voting and dispositive power.  The Schedule 13G states that some of the securities covered by the report are owned legally by Vanguard Precious Metals and Mining Fund, MAGIM’s investment advisory client.  See footnote 6 above.

(8)  Based on a Schedule 13G filed with the SEC on February 13, 2012.  The Schedule 13G states that the filer has sole voting power for 904,336 shares, and 386,312 shares with shared voting power.

(9)  Based on a Schedule 13G filed with the SEC on February 10, 2012.  The Schedule 13G states that the filer has sole voting power for 561,606 shares.  The securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(10)  Based on an amendment to Schedule 13G filed by BlackRock, Inc. with the SEC on February 13, 2012.  The Schedule 13G/A states that the filer has sole voting power for all shares.

Security Ownership of Directors and Executive Officers

The following table sets forth, as of February 14, 2012, shares of AMCOL common stock beneficially owned by: (i) each director and nominee; (ii) the named executive officers; and (iii) all directors and executive officers as a group.

Beneficial Owner	Number of Shares and Nature of Beneficial Ownership (1)	Percent of Class (%)
Arthur Brown	33,796	*
Daniel P. Casey	41,334	*
John Hughes	403,062	1.3
Ryan F. McKendrick	201,949	*
Frederick J. Palensky	---	---
Jay D. Proops	57,942	*
Clarence O. Redman	57,480	*
Dale E. Stahl	60,629	*
Audrey L. Weaver	1,044,157	3.3
Paul C. Weaver	3,684,577	11.6
Gary L. Castagna	219,818	*
Michael Johnson	66,034	*
Donald W. Pearson	81,497	*
Robert J. Trauger	79,300	*
All Current Directors and Executive Officers (15 people)	5,827,204	18.1

*  Percentage represents less than 1% of the total shares of common stock outstanding as of February 14, 2012.
(1)  Nature of beneficial ownership is set forth on the next page.

Nature of Beneficial Ownership as of February 14, 2012
Beneficial Owner	Directly or With Spouse (1) (2)	In Retirement Savings Plans (3)	In Family Limited Partnership (4)	As Trustee, Co-Trustee or Director	By Family Members	As Trustee of AMCOL’s Pension Plan (5)	Subject to Options Exercisable in 60 Days
Arthur Brown	21,461	--	--	--	--	--	12,335
Daniel P. Casey	--	--	--	25,000	--	--	16,334
John Hughes	--	--	--	260,890	55,838	70,000	16,334
Ryan F. McKendrick	70,030	31,919	--	--	--	70,000	30,000
Frederick J. Palensky	--	--	--	--	--	--	--
Jay D. Proops	31,608	--	10,000	--	--	--	16,334
Clarence O. Redman	14,170	26,976	--	--	--	--	16,334
Dale E. Stahl	44,295	--	--	--	--	--	16,334
Audrey L. Weaver	787,179	--	--	202,652	37,992	--	16,334
Paul C. Weaver	319,295	--	--	3,287,452	61,496	--	16,334
Gary L. Castagna	74,632	8,519	--	--	--	70,000	66,667
Michael R. Johnson	18,398	4,302	--	--	--	--	43,334
Donald W. Pearson	28,427	1,403	--	--	--	--	51,667
Robert J. Trauger	10,224	34,742	--	--	--	--	34,334
All Current Directors and Executive Officers (15 people)	1,414,900	80,803	10,000	3,775,994	155,326	70,000	339,408

(1)  Includes shares held with spouses for which voting rights may be shared.  For Mr. Weaver, includes 15,453 shares of phantom stock held in AMCOL’s Deferred Compensation Plan.
(2)  Includes shares of restricted stock as follows: Mr. Castagna, 6,666 shares; Mr. Johnson, 6,666 shares; Mr. McKendrick, 13,333 shares; Mr. Pearson, 16,666 shares; Mr. Trauger, 6,666 shares; and the current executive officers as a group, 43,331 shares.
(3)  Shares are held in AMCOL’s Savings Plan, with the exception of Mr. Redman’s shares, which are held in individual retirement accounts.
(4)  The named person is a general partner.
(5)  Messrs. Castagna, Hughes and McKendrick share voting rights.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of compensation earned by or awarded or paid to each of our named executive officers during AMCOL’s 2011 fiscal year. For 2011, our named executive officers included Mr. Ryan McKendrick, our Chief Executive Officer; Mr. Donald Pearson, our Chief Financial Officer; Mr. Gary Castagna, the President of our Minerals and Materials Segment; Mr. Michael Johnson, the President of our Oilfield Services Segment; and Mr. Robert Trauger, the former President of our Environmental Segment.  Mr. Trauger ceased serving as an executive officer in January 2012.  In January 2012, we added two new executive officers.  Mr. Patrick Carpenter was promoted to President of the Environmental Segment and Mr. James W. Ashley was hired as General Counsel.

Executive Summary

AMCOL’s Compensation Committee has designed a competitive program that rewards performance and aligns executives’ interests with those of AMCOL’s shareholders.  Our named executive officers’ compensation is comprised of a mix of base salary, annual performance-based cash bonuses, long-term equity incentives and other customary benefits.  AMCOL’s executive compensation program provides both short-term and long-term compensation.  In the short-term, 2011 annual bonuses were directly linked to earnings per share, return on capital employed and, for Messrs. Castagna, Johnson and Trauger, the operating profit and return on capital employed of their respective segment.  Executive compensation is linked to the long-term performance of AMCOL through our equity award program and, for certain executives, performance-based, long-term cash incentive awards.

In 2011, we made the following changes to our executive compensation program in order to remain competitive and further align executives’ interests with those of AMCOL’s shareholders:

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After noting that Mr. McKendrick’s base salary was increased in January 2010 in connection with his promotion to Chief Operating Officer and again in December 2010 in connection with his promotion to Chief Executive Officer, the Compensation Committee elected not to increase Mr. McKendrick’s base salary for 2011.  The Compensation Committee increased the base salaries of our four other named executive officers.

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The 2011 equity awards to our executive officers include performance-based restricted stock as well as stock options.  Historically, the annual equity awards to our executive officers were limited to stock options and restricted stock was only awarded to select officers in special circumstances, such as a promotion.  The 2011 awards of restricted stock only vest if AMCOL achieves a target return on capital employed in 2011, 2012 and 2013.  In addition, for Mr. Pearson, the number of restricted stock awards that will vest depends on the cost of capital in 2011, 2012 and 2013.  The Compensation Committee believes that providing for restricted stock awards in addition to stock options will provide competitive long-term incentive award opportunities.

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In June 2011, the executive Employment Agreements were replaced with “double-trigger” Change of Control agreements.  In addition, AMCOL adopted an Executive Severance Plan.  The Compensation Committee believes that the combination of the new Change of Control Agreements and Executive Severance Plan better balances the interests of the executives and AMCOL’s shareholders.

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In February 2011, our Compensation Committee adopted a Clawback Policy.  Pursuant to this policy, in the event we are required to restate our financial statements due to material noncompliance with any financial reporting requirement, AMCOL is entitled to recover certain compensation from current or former executive officers.

We significantly increased our net sales and net income in 2011.  Based on our strong 2011 performance, Messrs. McKendrick and Pearson earned approximately 120% of their target bonus (based on corporate earnings per share and return on capital employed) and Messrs. Castagna, Johnson and Trauger earned 133%, 75% and 40%, respectively, of their target bonus (based on corporate earnings per share and return on capital employed and segment return on capital employed and operating profit).  In addition, each of our named executive officers became fully vested in the portion of the 2011 restricted stock awards for which vesting is based on 2011 performance (representing one-third of the total award).

To date in 2012, we made the following changes to our executive compensation program:

●	The Compensation Committee increased the base salaries for all of our executive officers in order to remain competitive.

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The Compensation Committee included additional annual bonus performance measures for Mr. Castagna (yield at our South African plant and inventory and accounts receivable objectives) and for Mr. Johnson (accounts receivable objectives).

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At the suggestion of Mr. McKendrick, the 2012 equity awards to our executive officers were limited to stock options and did not include restricted stock.  The number of options granted to each executive officer was similar to the number of shares granted in 2011.

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The Compensation Committee approved a performance-based, long-term cash incentive award opportunity for Mr. Johnson and other members of senior management of the Oilfield Services segment.  The performance period commenced on January 1, 2012 and terminates on December 31, 2015.  Mr. Johnson has the opportunity to earn a portion of the cumulative adjusted annual increase in operating profit of the Oilfield Services segment, provided this segment achieves a minimum return on capital employed.  Any amounts earned pursuant to this long-term cash incentive award opportunity will be offset by any amounts paid in February 2014 pursuant to the 2010 cash incentive award.  No amounts were earned or accrued under the 2010 award for 2010 or 2011.  This award is designed  to provide an additional incentive to motivate and retain certain key employees in the high-growth and sophisticated businesses included within the Oilfield Services segment.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion of our executive compensation program.

The Compensation Committee Process

Although most decisions regarding executive compensation are made in the first quarter of our fiscal year, management and the Compensation Committee continue to monitor developments during the year.

Consideration of 2011 Say-on-Pay Vote Results.  At our 2011 annual meeting, we held our first non-binding shareholder advisory vote on executive compensation (“say-on-pay”). Our shareholders overwhelmingly approved our 2010 executive compensation, with approximately 97% of voted shares cast in favor of the say-on-pay resolution.  The Compensation Committee considered the results of the 2011 say-on-pay vote along with other factors when making executive compensation decisions for 2012. In light of our shareholders’ strong support for our executive compensation program and the Compensation Committee’s satisfaction with the 2011 executive compensation program, the Compensation Committee maintained our executive compensation program for 2012 with only slight modifications as described above.

Management’s Role in the Process.  In determining 2011 compensation, AMCOL’s Chief Executive Officer, Ryan McKendrick, and, where appropriate, Chief Financial Officer, Donald Pearson, played an advisory role in designing our executive compensation program.  Mr. McKendrick evaluated each other executive’s individual accomplishments and the performance of the Company and the various segments and made recommendations regarding performance targets and objectives, salary levels and equity awards for these other executive officers.

Peer Review and Benchmarking.  The Compensation Committee periodically reviews and evaluates AMCOL’s executive compensation program to verify that it provides reasonable compensation at appropriate levels and remains market competitive by engaging compensation consultants and/or utilizing survey or custom data.  In 2011, the Compensation Committee reviewed compensation information for companies included in a custom peer group.  The peer group consisted of the following fourteen companies: Arch Chemicals, Inc.; Brush Engineered Materials Inc.; Calgon Carbon Corporation; Compass Minerals International, Inc.; Dycom Industries, Inc.; Lufkin Industries, Inc.; Martin Marietta Materials Inc.; Minerals Technologies Inc.; Nalco Holdings Company; Oil Dri Corporation; Rockwood Holdings Inc.; RPM International Inc.; Superior Energy Services Inc.; and Tetra Technologies Inc.  In addition, the Compensation Committee considers the collective experience of its members, as well as the other independent board members, in assuring that AMCOL’s compensation program remains reasonable and competitive.

Total cash compensation, consisting of annual salary and the performance-based annual bonus, is targeted at approximately the median pay level of the custom peer group assuming the executive performs as expected and is paid the target annual bonus.  In general, if performance is outstanding and an executive receives the maximum annual bonus, total cash compensation will exceed the median pay level, and may approach or exceed the 75th percentile.  AMCOL does not establish a target level for equity incentives, long-term cash incentives or total executive officer compensation.  The Compensation Committee periodically reviews these elements as compared to a peer group and survey data to ensure that AMCOL remains competitive.

Compensation Program Philosophy and Policies

Compensation Philosophy.  AMCOL’s success requires a management team that is able to develop and execute a worldwide business plan for the complex mix of slow-growth and high-growth, basic and sophisticated businesses operated by AMCOL.  Historically, a significant portion of our senior management team has been promoted from within the Company.  In addition to possessing valuable knowledge about AMCOL and a diverse skill set, our executive officers are often recognized as industry leaders.  AMCOL’s compensation program is designed to attract and retain officers with the skills necessary to achieve our business objectives, to reward those individuals over time and to closely align the compensation of those individuals with AMCOL’s performance on both a short-term and a long-term basis.  The various components of executive compensation are related but are designed for different purposes, and are evaluated separately for effectiveness.

A substantial portion of executive compensation is comprised of at-risk, variable compensation whose payout is dependent upon the achievement of specific performance objectives.  The annual performance-based cash bonuses under the Cash Incentive Plan represent this type of “pay for performance” compensation.  In setting the performance objectives for the annual bonuses, the Compensation Committee consults with management and considers market conditions, the prior-year performance and various elements of AMCOL’s operating plan.  For 2011, the performance measures included earnings per share, return on capital employed and, for Messrs. Castagna, Johnson and Trauger, their respective segment’s operating profit and return on capital employed.  In addition, the 2010 performance-based, long-term cash incentive opportunities provided to Messrs. Johnson and Trauger represent “pay for performance” compensation.

The awards of stock options and performance-based restricted stock also constitute at-risk compensation and are designed to provide appropriate linkage between executive performance and shareholder interests.  In keeping with AMCOL’s commitment to provide a compensation package that focuses on “pay for performance,” each year the executive officers are awarded stock options with an exercise price equal to the closing price on the date of grant.  These options will have value to our executive officers only if the market price of our common stock increases.  For the 2011 equity awards, the Compensation Committee awarded performance-based restricted stock (“RSAs”) in addition to stock options to AMCOL’s executive officers. The number of RSAs that will vest depends on AMCOL’s return on capital employed in 2011, 2012 and 2013.  In addition, for Mr. Pearson, a portion of the RSAs will only vest if return on capital employed equals or exceeds AMCOL’s average cost of capital in 2011, 2012 and 2013. In setting the performance objectives for the 2011 RSAs, the Compensation Committee consulted with management and considered competitive compensation practices.

Stock Ownership Guidelines and Prohibition on Short-Term Trading.  The Compensation Committee considers stock ownership by management to be an important means of linking their interests with those of our shareholders.  AMCOL maintains stock ownership guidelines for its officers.  The minimum stock ownership requirement increases with the level of responsibility.  Our Chief Executive Officer is expected to own stock with a value at least equal to four times base salary.  Our other executive officers are expected to own stock with a value at least equal to three times base salary and our non-executive officers are expected to own stock with a value at least equal to two times base salary.  The requirements are subject to a five year phase-in period.  Neither option shares nor unvested restricted stock are included in the calculation of stock ownership for purposes of these guidelines.  Considering the applicable phase-in periods, all of our officers are in compliance with our stock ownership guidelines.  Our Insider Trading Policy prohibits our executive officers from engaging in short-term or speculative trading in our common stock, as well as hedging and other derivative transactions.

Clawback Policy.  In February 2011, our Compensation Committee adopted a Clawback Policy.  Pursuant to this policy, in the event we are required to restate our financial statements due to material noncompliance with any financial reporting requirement, AMCOL is entitled to recover certain compensation from current or former executive officers.  The type of compensation to be recovered is limited to incentive-based compensation (including stock options) received during the 3-year period preceding the date of the restatement.  The amount recoverable is limited to the difference between the amounts actually paid to these current or former executive officers based on the previously reported financial statements and the amounts which would have been earned based on the restated financial statements.

Equity Award Practices.  The Compensation Committee approves all annual equity awards in February.  These equity awards are generally made more than two weeks after AMCOL issues its annual earnings press release.  The grant date for stock options and restricted stock is the date the Compensation Committee meets to consider the grants.  The exercise price for stock options is the closing price of the common stock on the New York Stock Exchange on the grant date.  Options or other equity awards are granted in certain other circumstances, including, without limitation, upon the hiring or promotion of an employee.

Policy Regarding Internal Revenue Code Section 162(m).  Under Section 162(m) of the Code, AMCOL may not deduct annual compensation in excess of $1 million paid to certain employees, generally the Chief Executive Officer and the three other most highly compensated executive officers other than the Chief Financial Officer, unless that compensation qualifies as performance-based compensation under a shareholder approved plan and meets certain other requirements.  In the event that AMCOL would not be entitled to a tax deduction, the Compensation Committee has in place a policy that AMCOL will defer payment of a portion of salary and bonus payments equal to such excess until such time or times as AMCOL is entitled to a tax deduction.  This policy has been waived in the past.  Awards under both the 2010 Long-Term Incentive Plan and the Cash Incentive Plan are expected to qualify as performance-based compensation under Section 162(m).

While the Compensation Committee considers the impact of Section 162(m) in structuring AMCOL’s compensation plans and programs, the Compensation Committee has, and may continue to, approve awards which would not qualify as performance-based compensation under Section 162(m).  Such awards may include discretionary cash bonuses under the Annual Discretionary Cash Incentive Plan.  The Compensation Committee reserves the flexibility and authority to make decisions that are in the best interest of AMCOL and its shareholders, even if those decisions do not result in full deductibility under Section 162(m).

Elements of 2011 Compensation

The principal elements of our 2011 executive compensation program are annual salary, annual performance-based cash bonuses, long-term equity incentives, other customary benefits and limited perquisites, and, in certain circumstances, severance and other benefits upon termination and/or a change in control.  Our Compensation Committee believes that these elements of compensation are generally typical in our industries, and they are provided by AMCOL in order to remain competitive with our peer companies in attracting, motivating and retaining superior executive talent.

Annual Salary.  In February 2011, the Compensation Committee reviewed the annual salary for each of our named executive officers.  After noting that Mr. McKendrick’s base salary was increased in January 2010 in connection with his promotion to Chief Operating Officer and again in December 2010 in connection with his promotion to Chief Executive Officer, the Compensation Committee elected not to increase Mr. McKendrick’s base salary for 2011. After considering levels of responsibility, prior experience and breadth of knowledge, past performance, internal equity issues and external pay practices, the Compensation Committee approved increasing annual salaries for the other named executive officers as follows: Mr. Pearson, $260,000 to $330,000; Mr. Castagna, $335,000 to $347,000; Mr. Johnson, $265,000 to $274,000; and Mr. Trauger, $250,000 to $258,000.  In connection with determining base salaries for Messrs. Johnson and Trauger, the Compensation Committee also considered their 2010 performance-based, long-term cash incentive awards.

Annual Performance-Based Cash Bonus.  In February 2011, the Compensation Committee granted each of our named executive officers an annual cash bonus payable upon the achievement of performance goals established by the Compensation Committee.  These awards are made pursuant to the Cash Incentive Plan.  In setting the performance measures and the relative importance of each measure, the Compensation Committee considered each individual’s and AMCOL’s past performance, the 2011 operating plan and general economic conditions. The Compensation Committee does not have authority to grant a waiver if the established performance measures are not achieved, or to increase any amounts payable under the Cash Incentive Plan.  Under the terms of the Cash Incentive Plan, the Compensation Committee may exercise negative discretion and determine that such a bonus will not be paid, even if the performance criteria were satisfied.

The 2011 performance measures and the threshold, target and maximum performance objectives are set forth in the chart below.

	Corporate Metrics(1)		Segment Metrics
			Minerals		Oilfield Services		Environmental
	EPS	ROCE	Operating Profit	ROCE	Operating Profit	ROCE	Operating Profit	ROCE
Threshold	$1.65	12.5%	$64.6M	16.5%	$16.1M	13.5%	$19.2M	18.5%
Target	$1.81	13.5%	$69.7M	17.5%	$20.1M	14.5%	$23.1M	20.0%
Maximum	$2.09	14.5%	$73.2M	18.0%	$23.1M	16.0%	$27.7M	22.0%
Actual	$1.84	13.8%	$69.1M	19.9%	$19.9M	11.7%	$18.4M	15.0%
(1)           EPS means earnings per share and ROCE means return on capital employed.

The chart below sets forth the weight assigned to each such measure (assuming the target performance objective is achieved in all measures).

Executive	EPS	ROCE	Segment Operating Profit	Segment ROCE
Ryan McKendrick	50.0%	50.0%	--	--
Gary Castagna	16.7%	16.7%	36.6% (2)	30.0% (2)
Michael Johnson	16.7%	16.7%	36.6% (2)	30.0% (2)
Donald Pearson	50.0%	50.0%	--	--
Robert Trauger	16.7%	16.7%	36.6% (2)	30.0% (2)
(1)  ROCE means return on capital employed
(2)  The relevant segment for each executive was as follows: Mr. Castagna, Minerals and Materials; Mr. Johnson, Oilfield Services; and Mr. Trauger, Environmental.

The chart below sets forth the 2011 threshold payments, target payments, maximum payments (assuming the same level of performance achieved in all measures) and actual bonus payments for each of our named executive officers.  Payouts are interpolated for performance falling in between established threshold and target or target and maximum performance objectives.

Executive	Threshold Bonus Payment	Target Bonus Payment	Maximum Bonus Payment	2011 Earned Bonus
Ryan McKendrick	$125,000	$500,000 (100%)*	$ 750,000 (150%)*	$601,786
Gary Castagna	$ 52,050	$208,200 (60%)*	$ 347,000 (100%)*	$277,434
Michael Johnson	$ 41,100	$164,400 (60%)*	$ 274,000 (100%)*	$123,776
Donald Pearson	$ 49,500	$198,000 (60%)*	$ 330,000 (100%)*	$238,307
Robert Trauger	$ 38,700	$154,800 (60%)*	$ 258,000 (100%)*	$ 62,104

*Percentage of salary

Discretionary Bonuses.  AMCOL may grant discretionary cash bonus awards that are not subject to satisfaction of any performance criteria under the Annual Discretionary Cash Incentive Plan.  The Compensation Committee did not grant any discretionary cash bonus awards in 2011.

Long-Term Incentive – Equity Based Compensation.  The Compensation Committee believes that equity-based compensation is the most effective means of ensuring that our executive officers have a continuing stake in AMCOL’s long-term success.  The 2011 equity awards to our executive officers include stock options as well as performance-based RSAs.  The Compensation Committee believes that awarding both stock options and RSAs will provide competitive long-term incentive award opportunities.  The Compensation Committee believes that stock options and performance-based RSAs serve the following purposes: (i) reward executive officers for long-term shareholder value creation; (ii) provide competitive long-term incentive award opportunities; (iii) retain employees through wealth accumulation opportunities; (iv) focus executive officers on long-term, sustained performance; and (v) provide at-risk compensation designed to provide appropriate linkage between executive behavior and shareholder interests.

In structuring equity awards, the Compensation Committee targets an annual share utilization of up to 1.5% of our outstanding shares.  In keeping with AMCOL’s commitment to provide a compensation package that focuses on at-risk pay components, the executive officers are awarded stock options with an exercise price equal to the closing price of AMCOL’s common stock on the date of grant and these options will have value to our executive officers only if the market price of our common stock increases after the date of grant.  Typically, our stock options vest 33% after one year, 66% after two years and 100% after three years.

Pursuant to the 2011 awards, the number of RSAs that will vest depends on AMCOL’s return on capital employed and cost of capital in 2011, 2012 and 2013.  For each executive officer, one-third of the award is eligible for vesting with respect to performance in each year in the three-year performance period.  For each named executive officer other than Mr. Pearson,  AMCOL’s 2011 return on capital employed must be at least 13% in order for the first third of the RSAs to vest.   In order for the first third of the RSAs to vest for Mr. Pearson, AMCOL’s 2011 return on capital employed must be at least 13% (weighted at 60% of the award) and  AMCOL’s 2011 return on capital employed must equal or exceed AMCOL’s cost of capital (weighted at 40% of the award).  AMCOL’s 2011 return on capital employed was 13.8% and cost of capital was 9.9%.  As such, each of our named executive officers became fully vested in the portion of the 2011 RSAs for which vesting is based on 2011 performance (representing one-third of the total award).  Dividends will not be paid on the RSAs until the shares have vested.  At such time as the RSA vests, the executive is entitled to a payment based on the cumulative amount of dividends declared during the restricted period and the number of vested shares.

In determining the number of stock options and RSAs granted to each of our named executive officers in 2011, our Compensation Committee considered AMCOL’s performance, the executive officer’s individual performance, competitive compensation practices, historical awards to the individual, AMCOL’s historical stock price performance as compared to competitors and the recommendations of Mr. McKendrick.  The Compensation Committee did not assign particular weights to any of these factors.

In May 2008, Mr. Pearson was granted a performance-based restricted stock award for 5,000 shares in connection with his hiring.  These shares were eligible for vesting in May 2011 provided that AMCOL’s ROCE exceeded the cost of capital in the six months ended December 31, 2008 and the 2009 and 2010 fiscal years.  AMCOL’s ROCE exceeded the cost of capital in each of these periods and, as such, all 5,000 shares vested in May 2011.

Long-Term Incentive – 2010 Award of Cash Based Compensation.  In 2010, the Compensation Committee approved performance-based, long-term cash incentive award opportunities to Mr. Johnson and Mr. Trauger.  The performance period commenced on January 1, 2010 and terminates on December 31, 2013.  Mr. Johnson has the opportunity to earn a portion of the cumulative adjusted annual increase in operating profit of the Oilfield Services segment during this period, provided this segment achieves a minimum return on capital employed.  Mr. Trauger has the opportunity to earn a portion of the cumulative adjusted annual increase in operating profit of the Environmental segment during this period in excess of a benchmark percentage growth, provided that this segment achieves a minimum return on capital employed.  Any amounts earned pursuant to this long-term cash incentive opportunity will be paid on February 15, 2014, provided the executive remains employed by AMCOL.  Other members of senior management of the Oilfield Services segment and the Environmental segment are eligible for similar opportunities.  The Compensation Committee approved these awards based on the recommendation of senior management.  In structuring and approving these opportunities, the Compensation Committee recognized that both of these segments include high-growth and sophisticated businesses whose success requires experienced and dedicated senior managers.  These opportunities are intended to provide an additional incentive to motivate and retain certain key employees.

In February 2012, the Compensation Committee approved a similar performance-based, long-term cash incentive award opportunity for Mr. Johnson.  The performance period commenced on January 1, 2012 and terminates on December 31, 2015.  Any amounts earned pursuant to the 2012 award will be offset by any amounts paid in February 2014 pursuant to the 2010 cash incentive award.

Other Benefits and Perquisites.  Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and our 401(k) savings plan (with a company match), in each case on the same basis as other employees, subject to applicable law.  AMCOL sponsors two defined benefit pension plans in which certain of our executive officers participate.  Our Pension Plan is available to employees hired prior to January 1, 2004.  All of our named executive officers other than Mr. Pearson participate in the Pension Plan.  These executive officers also participate in our Supplementary Pension Plan, or SERP.  The SERP provides for the portion of the Pension Plan benefit which cannot be paid to these participants due to compensation or benefit limitations under the tax laws.

Since Mr. Pearson does not participate in the Pension Plan or the SERP, he is entitled to a contribution to our 401(k) savings plan of an amount equal to 3% of his annual compensation, subject to a maximum of $7,350.

All of our named executive officers are provided deferred compensation opportunities through a non-qualified Deferred Compensation Plan.  In addition to employee directed deferrals, AMCOL annually credits each participant’s Deferred Compensation Plan account with an amount equal to the amount that would have been contributed to the 401(k) savings plan, without regard to any qualified plan limits, if the amount had not been deferred.  AMCOL also matches each participant’s deferral, dollar for dollar, up to 4% of the participant’s compensation that exceeds the qualified pay limitations under AMCOL’s 401(k) Savings Plan, provided that the participant has elected to defer an amount equal to or greater than such AMCOL match amount. For a description of the Pension Plan, the SERP and the Deferred Compensation Plan, please see the sections entitled “Executive Compensation -- Pension Benefits” and “-- Nonqualified Deferred Compensation” below, respectively.

Consistent with the philosophy and culture of AMCOL, a few perquisites are provided to the named executive officers.  Perquisites include a company car allowance or company car, excess private liability insurance coverage and executive life insurance coverage.

Change of Control Agreements and Executive Severance Plan.  Effective in June 2011, AMCOL entered into new Change of Control Agreements with the named executive officers.  The executive Employment Agreements were terminated.  Under the new double-trigger Change of Control Agreements, if the executive is terminated without cause (or the executive resigns with good reason) within 120 days prior to or within 12 months following a change of control, the executive will receive a payment equal to a multiple of his salary and target annual bonus amount.  In such event, Mr. McKendrick would be entitled to three times his salary and bonus amount and our other named executive officers would be entitled to two times their salary and bonus amount.  Unlike the prior Employment Agreements, executives are not entitled to this payment if in the thirteenth month following the transaction the executive resigns for any reason. These Change of Control Agreements terminate in June 2014.

Effective in June 2011, AMCOL adopted an Executive Severance Plan.  Under the Executive Severance Plan, if the executive is terminated without cause he is entitled to severance for a set period (two years for Mr. McKendrick and eighteen months for the other named executive officers) and payment of the executive’s COBRA premium for eighteen months.  The Compensation Committee may terminate or modify the Executive Severance Plan at any time.  These agreements and plans and the benefits thereunder are summarized below under “Executive Compensation -- Summary Compensation Table -- Change of Control Agreements, and -- Executive Severance Plan” and “Executive Compensation -- Potential Payments Upon Termination or Change of Control.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Dale E. Stahl, Chairman
Arthur Brown
Daniel P. Casey
Frederick J. Palensky
Audrey L. Weaver
Paul C. Weaver

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation awarded to, earned by or paid by AMCOL to or for the account of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers serving as of December 31, 2011, the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total($)
Ryan F. McKendrick President and Chief Executive Officer	2011 2010 2009	500,000 408,333 315,000	-- -- --	613,200 -- 568,400	342,600 258,600 179,028	601,786 65,000 16,727	363,203 238,715 175,997	35,644 21,894 23,306	2,456,433 992,542 1,278,458
Donald W. Pearson Vice President, Chief Financial Officer and Treasurer	2011 2010 2009	330,000 260,000 235,000	-- -- --	766,500 -- --	171,300 215,500 119,352	238,307 32,000 18,718	-- -- --	38,162 34,509 22,226	1,544,269 542,009 395,296
Gary L. Castagna Senior Vice President and President of the Minerals and Materials Segment	2011 2010 2009	347,000 335,000 315,000	-- -- 50,000(5)	306,600 -- 568,400	171,300 215,500 179,028	277,434 265,000 16,727	142,246 66,970 45,273	26,180 25,927 25,278	1,270,760 908,397 1,199,706
Michael R. Johnson Vice President and President of the Oilfield Services Segment (6)	2011 2010	274,000 265,566	-- --	306,600 --	114,200 129,300	123,776 36,000	144,218 97,189	14,802 14,530	977,596 542.285
Robert J. Trauger Former Vice President and President of the Environmental Segment(7)	2011	258,000	--	306,600	114,200	62,104	99,070	19,467	859,441

(1)  Reflects the fair value at the date of grant calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC 718.  Assumptions used in the calculation of these amounts are disclosed in Note 16 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  The value of the performance-based stock awards have been calculated taking into consideration the probable outcome of the respective performance conditions as of the grant date.
(2)  These performance-based annual cash bonuses were granted and paid pursuant to our Cash Incentive Plan.  These performance-based incentive awards are earned based on annual performance and, if applicable, these amounts were paid to the officers in March of the following year.
(3)  Amounts reflect the aggregate change in actuarial present value of accumulated benefits under the Pension Plan and the SERP from December 31, 2010 to December 31, 2011, from December 31, 2009 to December 31, 2010 and from December 31, 2008 to December 31, 2009.
(4)  The amounts reflect the following for each officer: matching contributions allocated by AMCOL pursuant to AMCOL’s 401(k) Savings Plan; the value attributable to personal use of company-provided automobiles; premiums paid for excess personal liability insurance coverage; and premiums paid for life insurance coverage.  For Mr. Pearson, also reflects a $7,350 contribution to the 401(k) Savings Plan that was not paid to executive officers that participate in our Pension Plan.  For Messrs. Pearson, Johnson and Trauger, also includes credits to AMCOL’s Deferred Compensation Plan in amounts equal to the amount that would have been contributed by AMCOL to the executive’s account in the 401(k) Savings Plan with respect to compensation voluntarily deferred into such plan, without regard to any qualified plan limits as well as a company match for up to 4% of the executive’s compensation that exceeds the qualified pay limitations under the 401(k) Savings Plan. These officers were credited with the following amounts: Mr. Pearson, $4,680, $1,349 and $1,030 in 2011, 2010 and 2009, respectively; Mr. Johnson, $2,600 and $2,456 in 2011 and 2010, respectively; and Mr. Trauger $920 in 2011.

(5)  Reflects a discretionary bonus in recognition of 2009 performance.
(6)  Mr. Johnson was promoted to an executive officer of the Company as of January 1, 2010.
(7) Mr. Trauger was promoted to an executive officer of the Company as of January 1, 2010 and ceased serving in this capacity in January 2012.

Change of Control Agreements

On March 11, 2011, AMCOL entered into double-trigger Change of Control Agreements with each of our named executive officers.  These agreements were effective on June 11, 2011 and terminate on June 11, 2014.  In January 2012, AMCOL entered into double-trigger Change of Control Agreements with Mr. Carpenter and Mr. Ashley.

If within 120 days prior to, or twelve months following, a change of control, AMCOL terminates an executive without cause or the executive terminates his employment for good reason,  the executive is entitled to receive a lump sum cash payment equal to three times (in the case of Mr. McKendrick) or two times (in the case of Messrs. Ashley, Carpenter, Castagna, Johnson, Pearson and Trauger) the sum of his salary and target bonus.  If a change of control occurs, the executive will be paid a prorated portion of his performance-based annual bonus based on performance to date and all outstanding stock options, restricted stock and other equity compensation awards become fully vested and exercisable unless otherwise required under Internal Revenue Code section 162(m).

A change of control of AMCOL is defined as one or more of the following, subject to certain exemptions:  (1) any person (other than certain AMCOL affiliates) acquires 50.1% or more of AMCOL’s common stock; (2) the AMCOL directors serving as of the end of the prior fiscal year cease to constitute at least one-half of AMCOL’s directors; or (3) the consummation by AMCOL of a merger, reorganization, consolidation, or similar transaction, or sale or other disposition of 50.1% of the consolidated assets of AMCOL.  In addition, for Messrs. Ashley, Carpenter, Castagna, Johnson and Trauger, a change of control will be deemed to have occurred if AMCOL sells a majority of the stock or assets of the Minerals and Materials, Oilfield Services or Environmental segment, respectively, and such officers oversee the operation of such segment.

The Change of Control Agreements incorporate by reference the confidentiality and non-compete provisions of previously executed Confidentiality Agreements and Covenants Not to Compete which  contain confidentiality and one year non-competition and non-solicitation covenants in favor of AMCOL.

Good reason is defined, subject to notice requirements and an opportunity for AMCOL to remedy the condition, as the occurrence of any of the following events: (1) any material reduction in the executive’s duties and responsibilities; (2) any material reduction in the executive’s base salary, target bonus opportunity or equity compensation; or (3) any relocation of the executive without consent to a facility more than fifty miles away.  Cause is defined as the occurrence of any of the following events: (A) the executive’s commission of a felony or misdemeanor that involves fraud, dishonesty or moral turpitude; (B) subject to a notice and cure provision, the executive’s material breach of the Change of Control Agreement or Confidentiality Agreement and Covenant Not to Compete; (C) willful or intentional material misconduct by the executive in the performance of his duties; (D) the executive performs his duties in a manner that is grossly negligent; and/or (E) the executive fails to cooperate in any governmental investigations or proceedings.

Executive Severance Plan

In March 2011, our Compensation Committee adopted AMCOL’s Executive Severance Plan, effective on June 11, 2011.  The Compensation Committee can terminate or amend the Executive Severance Plan at any time.  Any such termination shall not affect those employees previously terminated and receiving payments.  Each of our current executive officers participate in the Executive Severance Plan.

Pursuant to the Executive Severance Plan, if an executive is involuntarily terminated in certain circumstances, AMCOL will provide for base salary for twenty-four months (in the case of Mr. McKendrick), for eighteen months (in the case of Messrs. Carpenter, Castagna, Johnson and Pearson),  or for twelve months (in the case of Mr. Ashley).  In such event, the executives are also entitled to payment of the executive’s COBRA premium for a period of eighteen months (in the case of Messrs. Carpenter, Castagna, Johnson, McKendrick and Pearson) or for twelve months (in the case of Mr. Ashley).  No such amounts will be paid under the Executive Severance Plan if the executive is entitled to any severance benefits pursuant to a Change of Control Agreement.  Mr. Trauger ceased to participate in the Executive Severance Plan in January 2012.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ryan F. McKendrick	2/8/2011	125,000	500,000	750,000	10,000	30,000	30,000	30,000	30.66	342,600
Donald W. Pearson	2/8/2011	49,500	198,000	330,000	5,000	15,000	15,000	15,000	30.66	171,300
Gary L. Castagna	2/8/2011	52,050	208,200	347,000	5,000	15,000	15,000	15,000	30.66	171,300
Michael R. Johnson	2/8/2011	41,100	164,400	274,000	3,333	10,000	10,000	10,000	30.66	114,200
Robert J. Trauger	2/8/2011	38,700	154,800	258,000	3,333	10,000	10,000	10,000	30.66	114,200

(1)  These incentive cash awards were granted under the Cash Incentive Plan.  These are cash incentive awards for the 2011 fiscal year and are payable for 2011 performance if certain performance goals are achieved.  These amounts assume the same level of performance is achieved in all performance measures.
(2)  These incentive restricted stock awards were granted under the Company’s 2010 Long-Term Incentive Plan.  The number of shares that will vest depends on AMCOL’s return on capital employed in fiscal 2011, 2012 and 2013.  In addition, for Mr. Pearson, a portion of the restricted shares will only vest if AMCOL’s return on capital employed equals or exceeds the average cost of capital in fiscal 2011, 2012 and 2013.  The threshold assumes that the relevant performance is achieved in only one of the three years in the performance period.  The target and maximum assume that the relevant performance is achieved in each of the three years in the performance period.
(3)  These options vest at a rate of 33% after one year, 66% after two years and 100% after three years.  The options have a six-year term.
(4)  The exercise price of these options is the closing price of our common stock on the New York Stock Exchange on the grant date.
(5)  Amounts represent the total fair value of stock options and stock awards granted in 2011 under ASC 718.  Details of the assumptions used in valuing these stock awards are set forth in Note 16 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding the outstanding equity awards at December 31, 2011 of our named executive officers.

Option Awards(1)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Inventive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Ryan F. McKendrick	--	--	26.02	02/07/2012	--	--
	--	--	29.95	02/13/2013	--	--
	--	--	24.25	02/11/2014	--	--
	--	10,000	15.11	02/09/2019	--	--
	--	20,000	23.24	02/08/2020	--	--
	--	30,000	30.66	02/08/2021	40,000	1,074,000

Donald W. Pearson	10,000	--	30.89	05/09/2014	--	--
	13,334	6,666	15.11	02/09/2019	--	--
	8,334	16,666	23.24	02/08/2020	--	--
	--	15,000	30.66	02/08/2021	25,000	671,250

Gary L. Castagna	5,000	--	6.65	02/04/2012	--	--
	10,000	--	26.02	02/07/2012	--	--
	15,000	--	29.95	02/13/2013	--	--
	15,000	--	24.25	02/11/2014	--	--
	10,000	5,000	15.11	02/09/2019	--	--
	8,334	16,666	23.24	02/08/2020	--	--
	--	15,000	30.66	02/08/2021	30,000	805,500

Michael R. Johnson	5,044	--	6.65	02/04/2012	--	--
	7,000	--	26.02	02/07/2012	--	--
	10,000	--	29.95	02/13/2013	--	--
	10,000	--	24.25	02/11/2014	--	--
	6,667	3,333	15.11	02/09/2019	--	--
	5,000	10,000	23.24	02/08/2020	--	--
	--	10,000	30.66	02/08/2021	10,000	268,500

Robert J. Trauger
	7,000	--	26.02	02/07/2012	--	--
	7,000	--	29.95	02/13/2013	--	--
	7,000	--	24.25	02/11/2014	--	--
	4,667	2,333	15.11	02/09/2019	--	--
	5,000	10,000	23.24	02/08/2020	--	--
	--	10,000	30.66	02/08/2021	10,000	268,500

(1)  All options granted prior to 2003 vest at a rate of 20% per year over five years.  All options granted in 2003 and subsequently vest at a rate of 33% after one year, 66% after two years and 100% after three years.
(2)  Represents restricted stock awards that only vest if certain performance objectives are achieved.
(3)  Calculated using the closing price of AMCOL common stock on December 30, 2011 ($26.85).

Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises by our named executive officers and the vesting of restricted stock held by our named executive officers during the fiscal year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ryan F. McKendrick	103,333	1,109,365	--	--
Donald W. Pearson	--	--	5,000	177,150
Gary L. Castagna	4,000	112,040	--	--
Michael R. Johnson	7,000	62,720	--	--
Robert J. Trauger	7,000	65,005	--	--

Pension Benefits

The following table sets forth certain information regarding the pension benefits of our named executive officers.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Ryan F. McKendrick	Pension Plan SERP	27.7 27.7	740,782 1,131,110	-- --
Donald W. Pearson	Pension Plan SERP	-- --	-- --	-- --
Gary L. Castagna	Pension Plan SERP	10.8 10.8	165,486 234,431	-- --
Michael R. Johnson	Pension Plan SERP	14.6 14.6	256,985 290,732	-- --
Robert J. Trauger	Pension Plan SERP	20.8 20.8	279,600 21,073	-- --

AMCOL calculates the present values shown in the table above as of December 31 using (i) the fiscal year-end accounting discount rate, (ii) the plan’s normal retirement age (age 65, 66 or 67 depending on the executive officer’s date of birth) or actual retirement age if known, and (iii) a single life annuity payment form or actual payment form if elected. The present values shown in the table reflect postretirement mortality based on the RP-2000 Combined Healthy Mortality Table projected to 2027 using Scale AA, and do not include an adjustment for preretirement termination, mortality, or disability.

Each of our named executive officers other than Mr. Pearson participates in two defined benefit pension plans.  The Pension Plan is a defined benefit pension plan available to employees hired prior to January 1, 2004.  The Pension Plan is qualified under Section 401(a) of the Code.  The SERP is a nonqualified defined benefit pension plan that provides benefits to certain employees who participate in the Pension Plan and whose accrued benefit under such plan is restricted by the Code.

The Pension Plan

All of our employees hired prior to January 1, 2004 are eligible to participate in the Pension Plan.  All of our named executive officers other than Mr. Pearson participate in the Pension Plan.  The Pension Plan provides a life annuity benefit at normal retirement age equal to the larger of (1) and (2) below:

(1)           The sum of (A) and (B) below:

(A)           0.75 percent of Final Average Monthly Compensation (defined below) multiplied by years and months of Credited Service (defined below);

(B)           0.75 percent of Final Average Monthly Compensation in excess of Social Security Covered Compensation Level (defined below) multiplied by years and months of Credited Service (maximum of 35 years).

(2)           $15.00 multiplied by years and months of Credited Service.

Normal retirement age varies based on the executive officer’s date of birth (age 65 if born before 1938; age 66 if born between 1938-1954; age 67 if born after 1954).  Final Average Monthly Compensation is computed as the average of the five consecutive calendar years of compensation over the entire period of employment which produce the highest monthly average.  Compensation includes base salary and bonuses before these are reduced by contributions to tax-deferred or tax-exempt plans under the Code.  Compensation recognized under the Pension Plan is limited under the Code.  Credited Service is determined in years and months from the date of hire, excluding certain periods of absence.  Social Security Covered Compensation Level is the average (without indexing) of the Social Security Wage Bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant attains (or will attain) his social security normal retirement age.

A participant’s right to an accrued benefit under the Pension Plan becomes nonforfeitable after five years of vesting service or when the participant attains normal retirement age.  The accrued benefit is payable on an unreduced basis on or after normal retirement age.  Participants who terminate with the sum of their age and service greater than or equal to 70 (early retirement age) may commence benefits at any time.  Mr. McKendrick is currently eligible for early retirement benefits under the Pension Plan.  Such benefits are reduced by 6-2/3% per year for each of the first five years by which benefit commencement precedes the social security normal retirement age and 3-1/3% per year for each of the next five years by which benefit commencement precedes the social security normal retirement age.  For benefits commencing more than ten years prior to attaining the social security normal retirement age, the monthly benefit will be actuarially reduced.

The standard form of payment for a single participant is the single life annuity.  The standard form of payment for a married participant is the qualified 50% joint and survivor annuity.  Several optional forms of payment are offered.  These include: 50%, 75%  and 100% joint and contingent annuities, 10 year certain and life annuity and the single life annuity.  Benefits paid under any of these optional forms are actuarially equivalent to the single life annuity benefit available at commencement age.

The SERP

The SERP provides the portion of the Pension Plan benefit which cannot be paid to participants due to certain compensation limitations or benefit amount limitations of the Code.  All of our named executive officers other than Mr. Pearson participate in the SERP.  The provisions of the SERP are the same as the Pension Plan.  A participant who retires and becomes eligible to receive a benefit under the Pension Plan, whether a normal, early or late retirement benefit, would receive a benefit from the SERP equal to the excess, if any, of the amount the participant would have received from the Pension Plan if the limiting Code provisions were not applied over the participant’s actual Pension Plan benefit.  The amount of the benefit the participant would have received under the Pension Plan before reflecting the Code limit is determined on the same basis as the participant’s actual Pension Plan benefit, taking into account the participant’s age, compensation history and service under the Pension Plan.  An executive’s benefit under the SERP pays out pursuant to the terms of the SERP upon his retirement, disability or termination of employment, without regard to a minimum age or other requirement.

Nonqualifed Deferred Compensation

The following table sets forth certain information regarding deferred compensation of our named executive officers with respect to the fiscal year ended December 31, 2011.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings/(Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)
Ryan F. McKendrick	--	--	9,981	--	279,831
Donald W. Pearson	18,400	4,680	(1,163)	--	60,729
Gary L. Castagna	--	--	(9,600)	--	252,270
Michael R. Johnson	18,000	2,600	(78,996)	--	346,571
Robert J. Trauger	3,000	920	2,421	--	117,706

(1)  All executive contributions were reported as compensation in the Summary Compensation Table under the Salary and/or Non-Equity Incentive Plan Compensation columns, depending on the source of the executive contribution.  Executive contributions which are shown as amounts in the balance column were also reported in the Summary Compensation Table for prior years under the Salary and/or Non-Equity Incentive Plan Compensation columns, depending on the source of the contribution, in the year in which the deferral occurred.
(2)  The Company contributes an Annual Company Matching Amount to participant accounts equal to what the Company would have credited to their 401(k) Savings Plan accounts had those deferrals not been reduced because of limits under the 401(k) plan.  AMCOL also matches each participant’s deferral, dollar for dollar, up to 4% of the participant’s compensation that exceeds the qualified pay limitations under AMCOL’s 401(k) Savings Plan, provided that the participant has elected to defer an amount equal to or greater than such AMCOL match amount.  Participants must be employed at the end of the plan year and must actually defer amounts into this nonqualified plan.

Deferred Compensation Plan

The AMCOL International Corporation Nonqualified Deferred Compensation Plan, or Deferred Compensation Plan, allows a select group of management and highly compensated employees to defer up to 75% of their annual base salary and/or 100% of their annual bonus, with an aggregate minimum deferral of $3,000.  The minimum period for a deferral election is three years.  All of our named executive officers participated in the Deferred Compensation Plan in 2011.

In addition to employee directed deferrals, AMCOL annually credits each participant’s Deferred Compensation Plan account with an amount equal to the amount that would have been contributed to the AMCOL International Corporation 401(k) Savings Plan, without regard to any qualified plan limits, if the amount had not been deferred.  AMCOL also matches each participant’s deferral, dollar for dollar, up to 4% of the participant’s compensation that exceeds the qualified pay limitations under AMCOL’s 401(k) Savings Plan, provided that the participant has elected to defer an amount equal to or greater than such AMCOL match amount.  Participants must be employed at the end of the plan year to receive this matching company contribution.  Participants are 100% vested in employee and matching amounts.  AMCOL, at its sole discretion, may also make discretionary and/or profit sharing contributions to the Deferred Compensation Plan, which would be subject to a vesting schedule.

Participants may elect from a list of certain mutual funds to determine any amounts credited or debited from their accounts, although AMCOL is under no obligation to invest the deferred amounts in any specified fund.  This list is made available to all participants and account balances are credited or debited based on the current market rates for these funds.  Participants may reallocate account balances and/or future deferrals on a daily basis.

Participants are entitled to receive a distribution from their account balances at the earlier of the end of the elected deferral period or retirement, disability or termination of employment.  In the event of retirement, disability or termination of employment, distributions from the account balances occur regardless of any minimum age or other requirement.  Accounts are distributed in a lump sum or, in certain circumstances, in installments over a fifteen year period.  Withdrawal elections can be made, subject to a withdrawal penalty and forfeiture of participation for the current and subsequent year.  Participants can also petition the Compensation Committee to receive a full or partial payout from the Deferred Compensation Plan in the event of an unforeseeable financial emergency.

Potential Payments Upon Termination or Change of Control

The following summaries set forth potential payments payable to our named executive officers upon termination of their employment or a change of control of AMCOL.  The named executive officers are entitled to these payments under our Change of Control Agreements, our Executive Severance Plan, our stock plans, award agreements and certain other benefit plans.  The Change of Control Agreements and Executive Severance Plan are summarized above under “Executive Compensation -- Summary Compensation Table -- Change of Control Agreements” and “-- Executive Severance Plan .”

Payments Made Upon Termination by AMCOL Without Cause

In the event AMCOL terminates a named executive officer without cause (not in connection with a change of control), the named executive officer is entitled to the following:

●	severance in the form of his base salary payable for the following 24 months (in the case of Mr. McKendrick) and 18 months (in the case of Messrs. Castagna, Johnson, Pearson and Trauger); and

●	payment of the executive’s COBRA premium for a period of 18 months.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, all outstanding stock options will be immediately vested.  In the event of Mr. McKendrick’s or Mr. Castagna’s death or disability, the restricted stock awards granted in 2009 will be vested pro rata based on performance to date.  The restricted stock granted to our executive officers in 2011 is not subject to acceleration or vesting in the event of the death or disability of the executive officer.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer at or after age 65, or after age 55 with the consent of AMCOL, the officer is entitled to immediate vesting of all stock options.  In addition, Mr. McKendrick and Mr. Castagna are entitled to pro rata vesting of their 2009 restricted stock awards based on performance to date.  The restricted stock granted to our executive officers in 2011 is not subject to acceleration or vesting in the event of retirement.  As of December 31, 2011, Mr. McKendrick is the only named executive officer eligible for early retirement.

Payments Made In Connection With a Change of Control

Upon a change of control, all executives will be paid a prorated portion of their performance based annual bonus based on performance to date and all outstanding stock options, restricted stock and other equity compensation awards become fully vested and exercisable unless otherwise required under Internal Revenue Code Section 162(m).  In addition, if within 120 days prior to or twelve months following a change of control, AMCOL terminates a named executive officer without cause or the executive terminates his employment for good reason, the executive officer is entitled to a lump sum payment equal to three times (in the case of Mr. McKendrick) or two times (in the case of Messrs. Castagna, Johnson, Pearson and Trauger) the sum of his salary and target bonus.

Quantification of Potential Payments Upon Termination or Change of Control

The following table shows the potential payments payable to our named executive officers upon termination or a change of control of AMCOL.  The amounts shown assume that such event occurred as of December 31, 2011, and reflect the closing price of our common stock on December 30, 2011, the last trading day of the year ($26.85).  The table below does not reflect amounts payable to our named executive officers pursuant to plans or arrangements that are available generally to all of AMCOL’s salaried employees, such as payments under the Pension Plan, the 401(k) plan, the life insurance plan, the disability insurance plan and the vacation pay policy, and payment of accrued base salary and bonus.  The table also does not reflect the distribution of each executive officer’s account balance in the Deferred Compensation Plan and SERP.  Please see “Executive Compensation -- Pension Benefits” and “-- Nonqualified Deferred Compensation,” above for a detailed description of these benefits.

Name	Termination Scenario (on 12/31/2011)	Severance ($)	Prorated 2011 Annual Bonus ($)	Equity Award Vesting Acceleration ($)(1)	Health, Dental and Prescription Insurance Coverage ($)(2)
Ryan F. McKendrick	Without Cause Retirement Death or Disability Upon Change of Control(3) Following Change of Control(4)	1,000,000 -- -- -- 3,000,000	-- -- -- 601,786 --	-- 1,263,600(5) 1,263,600 1,263,600 --	40,818 -- -- -- --
Donald W. Pearson	Without Cause Retirement Death or Disability Upon Change of Control(3) Following Change of Control(4)	495,000 -- -- -- 1,056,000	-- -- -- 238,307 --	-- -- 809,673 809,673 --	9,810 -- -- -- --
Gary L. Castagna	Without Cause Retirement Death or Disability Upon Change of Control(3) Following Change of Control(4)	520,500 -- -- -- 1,110,400	-- -- -- 277,434 --	-- -- 924,364 924,364 --	40,818 -- -- -- --

Michael R. Johnson	Without Cause Retirement Death or Disability Upon Change of Control(3) Following Change of Control(4)	411,000 -- -- -- 876,800	-- -- -- 123,776 --	-- -- 343,729 343,729 --	40,818 -- -- -- --
Robert J. Trauger	Without Cause Retirement Death or Disability Upon Change of Control(3) Following Change of Control(4)	387,000 -- -- -- 825,600	-- -- -- 62,104 --	-- -- 331,989 331,989 --	40,818 -- -- -- --

(1)  For purposes of this table, AMCOL has assumed that the Compensation Committee has elected to accelerate all equity awards in each instance in which the acceleration is subject to the discretion of the Compensation Committee and that the maximum number of shares have vested under all performance-based restricted stock awards.
(2)  Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the executive officer under AMCOL’s health, dental and prescription insurance plans.
(3)  Reflects the executive’s prorated 2011 annual bonus as well as the value of accelerating the vesting of outstanding equity awards where a change of control of AMCOL occurs but the executive officer’s employment continues.
(4)  Reflects amounts due to an officer in the event AMCOL terminates an executive without cause or the executive terminates his employment for good reason 120 days prior to, or within twelve months following, a change of control.  These amounts are in addition to amounts payable under the previous row “Upon Change of Control.”
(5)  Mr. McKendrick is age 55 or older and is the only named executive officer eligible for acceleration of vesting in the event of his retirement.

Director Compensation

AMCOL uses a combination of cash and stock options to compensate our non-employee directors.  Directors who are also full-time employees of AMCOL are not paid for their services as directors or for attendance at meetings.  In February 2011, the Compensation Committee undertook a review of AMCOL’s director compensation package.  After noting that director compensation had not been increased since 2005 and recognizing the increased demands on our Board and committee members, the Compensation Committee approved an increase in board compensation effective for the second quarter of 2011.  Pursuant to our new director compensation package, our directors who are not employees of AMCOL are entitled to receive an annual cash retainer of $70,000 (previously, $40,000) and an attendance fee of $2,000 per meeting.  The Chairman of the Board and the Chairman of each of our board committees received supplemental annual retainers in the following amounts: Chairman of the Board, $20,000 (previously, $15,000); Chairman of the Audit Committee, $15,000 (previously, $7,500); Chairman of the Compensation Committee, $10,000 (previously, $3,000); Chairman of the Executive Committee, $4,000 (previously, $2,000); and Chairman of the Nominating and Governance Committee, $2,000.  Members of each of the Compensation Committee, the Executive Committee and the Nominating and Governance Committee received an attendance fee of $2,000 (previously, $1,500) per meeting.  Members of the Audit Committee received an attendance fee of $3,000 per meeting.  In February 2011, each non-employee director other than Dr. Palensky was awarded an option to purchase 5,000 shares of our common stock at an exercise price of $30.66 per share, the closing price on the date of the grant.  In November 2011, Dr. Palensky was awarded an option to purchase 5,000 shares of our common stock at an exercise price of $30.92 per share, the closing price on the date of the grant.

AMCOL provides excess personal liability insurance coverage for its non-employee directors.  Non-employee directors are eligible to participate in AMCOL’s health insurance plan at the directors’ cost.  Pursuant to AMCOL’s Deferred Compensation Plan, the directors may elect to defer up to 100% of their retainers and attendance fees per year.  Additional information regarding the Deferred Compensation Plan is described under the Nonqualified Deferred Compensation Table in this proxy statement.

AMCOL maintains stock ownership guidelines for its directors.  All directors are expected to own stock with a value equal to at least four times their annual cash retainer, subject to a five year phase-in period.  Neither option shares nor unvested restricted stock are included in the calculation of stock ownership for purposes of these guidelines.  Considering the applicable phase-in periods, all of our directors are in compliance with our stock ownership guidelines.  Our Insider Trading Policy prohibits our directors from engaging in short-term or speculative trading in our common stock, as well as hedging and other derivative transactions.

The following table sets forth certain information regarding compensation to our non-employee directors during the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Arthur Brown	109,000	57,100	800	166,900
Daniel P. Casey	125,625	57,100	800	183,525
John Hughes	102,750	57,100	800	160,650
Jay D. Proops	113,000	57,100	800	170,900
Frederick J. Palensky	17,500	57,100	800	75,400
Clarence O. Redman	113,000	57,100	800	170,900
Dale E. Stahl	99,750	57,100	800	157,650
Audrey L. Weaver	84,000	57,100	800	141,900
Paul C. Weaver	83,500	57,100	800	141,400

(1)  Reflects the fair value at the date of grant.  The value is calculated in accordance with ASC 718.  Assumptions used in the calculation of these amounts are disclosed in Note 16 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
(2)  As of December 31, 2011, each director has the following number of options outstanding: Arthur Brown, 20,001; Daniel P. Casey, 26,000; John Hughes, 21,000; Frederick J. Palensky, 5,000; Jay D. Proops, 21,000; Clarence O. Redman, 21,000; Dale E. Stahl, 24,000; Audrey L. Weaver, 21,000; and Paul C. Weaver, 26,000.
(3)  These amounts reflect the premiums for excess personal liability insurance coverage.

CORPORATE GOVERNANCE MATTERS

2011 Board Committee Membership and Meetings

Name	Audit	Compensation	Executive	Nominating and Governance
Arthur Brown	X	X
Daniel P. Casey	X*	X	X
John Hughes			X	X
Ryan F. McKendrick			X
Frederick J. Palensky		X**
Jay D. Proops	X		X	X*
Clarence O. Redman	X		X*	X
Dale E. Stahl		X*	X	X
Audrey L. Weaver		X
Paul C. Weaver		X	X	X
Number of Meetings in 2011	10	4	1	4
*    Chairperson.
** Elected September 30, 2011.

During 2011, the Board of Directors held 7 meetings.  Each director serving for the full year in 2011 attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which such director served.

Pursuant to our Corporate Governance Guidelines, which may be found on our website at www.amcol.com, directors are expected to resign from the Board effective as of the annual shareholders meeting following the date on which they reach the age of 72.

Director Independence

As of February 2012, AMCOL’s Board of Directors has determined that all of our directors are independent under the applicable standards of the New York Stock Exchange, except for Ryan McKendrick, our President and Chief Executive Officer.  Mr. McKendrick’s lack of independence relates solely to his service as an executive officer and is not due to any other transactions or relationships.  Our independent directors constitute a majority of the directors of AMCOL.  The Board has also determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee is independent as defined in the applicable standards of the New York Stock Exchange.  In making the independence determinations, our Board of Directors reviewed all of our directors’ relationships with AMCOL, including business, familial and other types of relationships.  In addition, the Board has determined that each member of the Audit Committee is independent as defined in the applicable rules and regulations of the SEC.

Board Leadership Structure and Risk Oversight

The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interests of our shareholders at this time.  This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

Our Board of Directors takes an active role, both as a whole and at the committee level, in overseeing management of the Company’s risks.  Our Board regularly reviews information regarding AMCOL’s market and competition risks, as well as risks associated with AMCOL’s operations, customer relations, employees and operational impact on the environment and any political risks encountered by AMCOL throughout the globe.  In addition, the entire Board of Directors is regularly informed about those risks monitored by the various committees, as more fully described below and in each committee’s charter, through committee reports about such risks. The Board also receives regular reports directly from officers responsible for the oversight of particular risks within the Company.

The Audit Committee

The Audit Committee is responsible for providing assistance to the Board of Directors in fulfilling the Board’s oversight responsibility by monitoring the integrity of the financial statements of AMCOL, the independent registered public accounting firm’s qualifications and independence, AMCOL’s compliance with legal and regulatory requirements pertaining to its financial statements and the performance of AMCOL’s internal audit function and retention of the independent registered public accounting firm.  The Committee is responsible for appointing the independent registered public accounting firm for each fiscal year.  In addition, the Audit Committee oversees a variety of risks facing the Company, including risks associated with AMCOL’s internal controls, credit, liquidity, intellectual property, information management and the security of AMCOL’s employees and property.

The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined in the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of the SEC.  The Audit Committee operates pursuant to a charter adopted by the Board, which may be found on our website at www.amcol.com.

The Compensation Committee

AMCOL's Compensation Committee oversees the design and administration of AMCOL's executive compensation program, and is responsible for the oversight of risks relating to employment policies and the Company's compensation and benefits programs.  The Compensation Committee operates pursuant to a charter adopted by the Board, which may be found on our website at www.amcol.com.  Pursuant to the charter, the Compensation Committee is responsible for reviewing and approving the compensation of all executive officers, including a review and assessment of the Chief Executive Officer's performance.  This review may involve consultations, from time to time, with the Chief Executive Officer, the Chief Financial Officer and the other independent directors.  In addition, the Compensation Committee grants all awards under AMCOL's 2010 Long-Term Incentive Plan and Cash Incentive Plan.  The Compensation Committee also makes recommendations to the Board regarding succession planning and establishes director compensation.  The Compensation Committee has sole authority to retain compensation consultants to assist the Compensation Committee in carrying out its responsibilities.  For additional information regarding the processes and procedures for the determination of executive compensation and the engagement of compensation consultants, please see the section entitled "Executive Compensation -- Compensation Discussion and Analysis" above.

The Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying, seeking and recommending to the Board of Directors individuals qualified to become directors consistent with criteria approved by the Board.  In considering potential candidates for the Board, including with respect to incumbent directors, the Committee considers the potential candidate’s integrity and business ethics; strength of character, judgment and experience; specific areas of expertise and leadership roles; and the ability to bring diversity to the Board.  While the Committee charter and our Corporate Governance Guidelines do not prescribe diversity standards, the Committee considers diversity in the context of the Board as a whole, including whether the potential candidate brings complementary skills and viewpoints.  The Committee also considers the ability of the individual to allocate the time necessary to carry out the tasks of board membership, including membership on appropriate committees.

The Committee identifies potential nominees by asking current directors and others to notify the Committee if they become aware of persons meeting the criteria described above who may be available to serve on the Board.  The Committee may use a search firm and has sole authority to retain and terminate any search firm used to identify director candidates, and has sole authority to approve the search firm’s fees and other retention terms.  The Committee engaged a third-party executive search firm to assist in identifying and evaluating potential nominees in connection with the appointment of Dr. Palensky to the Board. Pursuant to its charter, the Nominating and Governance Committee’s policy is to not consider nominees recommended by shareholders of AMCOL.

The Committee assists the Audit Committee in overseeing risks associated with ethics and business conduct, as well as regulatory compliance risks.  Other responsibilities of the Committee include developing and recommending to the Board the Corporate Governance Guidelines applicable to AMCOL, overseeing the evaluations of the Board and management, recommending to the Board director nominees for each committee and recommending to the Board the size of the Board and its committee structure.  The Nominating and Governance Committee operates pursuant to a charter adopted by the Board, which may be found on our website at www.amcol.com.

Executive Sessions of Non-Management Directors

Pursuant to our Corporate Governance Guidelines, our non-management directors meet in regularly scheduled executive sessions without management.  In 2011, our non-management directors met 4 times.  The directors who preside at such meetings rotate among the chairmen of our Audit, Compensation, Nominating and Governance and Executive Committees.

Shareholder Communications with the Board of Directors

AMCOL’s annual meeting of shareholders provides an opportunity each year for shareholders to ask questions of or otherwise communicate directly with members of our Board of Directors on appropriate matters.  Our directors are expected to attend shareholder meetings pursuant to our Corporate Governance Guidelines.  All of our directors serving at the time attended the 2011 annual meeting, and we anticipate that all of our directors will attend the 2012 annual meeting.

In addition, shareholders and other interested parties may, at any time, communicate in writing with the Audit Committee, the Board of Directors, any particular director or the independent directors as a group, by sending written communication to AMCOL International Corporation, Attention:  Board of Directors, Audit Committee, Presiding Independent Director of the Board of Directors, or the name of a particular Board member, as applicable, 2870 Forbs Avenue, Hoffman Estates, Illinois 60192.  Copies of written communications received at such address will be provided to the named addressee.  Shareholders and other interested parties may also reach the Audit Committee by calling AMCOL’s alert line at (877) 862-6265.  Concerns may be reported anonymously or confidentially.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for AMCOL’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles.  AMCOL’s independent registered public accounting firm is responsible for auditing those financial statements.  The Audit Committee’s responsibility is to monitor and review these processes on behalf of the Board of Directors.  It is not our duty or our responsibility to conduct reviews of auditing or accounting procedures.  Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in its report on AMCOL’s financial statements.  Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that AMCOL’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of AMCOL’s financial statements has been carried out in accordance with generally accepted auditing standards.

Review with Management

The Audit Committee has reviewed and discussed AMCOL’s audited financial statements as of and for the year ended December 31, 2011 with management.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee has discussed with Ernst & Young LLP, AMCOL’s independent registered public accounting firm for the fiscal year ended December 31, 2011, the audited financial statements as of and for the year ended December 31, 2011 and the matters required to be discussed under auditing standards generally accepted in the United States.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence from AMCOL.  The Audit Committee has also considered whether Ernst & Young LLP's provision of non-audit services to AMCOL, if any, is compatible with maintaining the independent registered public accounting firm’s independence.

Conclusion and Recommendation

The Audit Committee has concluded that Ernst & Young LLP is independent from AMCOL and its management.  Based on the review and discussions referred to above, the Audit Committee recommended to AMCOL’s Board of Directors that AMCOL’s audited financial statements be included in AMCOL’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

THE AUDIT COMMITTEE
Daniel P. Casey, Chairman
Arthur Brown
Jay D. Proops
Clarence O. Redman

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee engaged Ernst & Young LLP to examine AMCOL’s consolidated financial statements for the fiscal year ended December 31, 2011.  Fees paid to Ernst & Young LLP for services during the past two fiscal years were as follows:

	2010 Actual	2011 Actual
Audit Fees (1)	$2,112,017	$2,048,234
Audit-Related Fees (2)	--	$45,000
Tax Fees (3)	$41,856	$35,210
All Other Fees (4)	$25,000	$9,433
Total	$2,178,873	$2,137,877

(1)  Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.
(2)  Audit-related fees represent fees for consultation concerning financial accounting and reporting standards (not classified as audit fees).
(3)  Tax fees include tax compliance and advisory services.
(4)  All other fees in 2010 and 2011 principally include information technology and advisory services.

Pre-Approval Policies

The Audit Committee is responsible for reviewing and pre-approving all audit and non-audit services provided by the independent registered public accounting firm and shall not engage the independent registered public accounting firm to perform non-audit services proscribed by law or regulation.  The Audit Committee may delegate pre-approval authority to a member of the Audit Committee.  The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for purposes of pre-approving management’s engagement of the independent registered public accounting firm to perform non-audit services when the fees for the engagement do not exceed $25,000.  When the fees for non-audit services reach a threshold of $75,000 for any fiscal year, management must obtain specific pre-approval from the entire Audit Committee.  The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.  In the 2011 fiscal year, 100% of audit and non-audit services were approved by the Audit Committee.

Presence of Representatives from Ernst & Young LLP at the Annual Meeting

Representatives from Ernst & Young LLP will be present at the annual meeting, will be afforded the opportunity to make a statement, and will be available to respond to appropriate questions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

James W. Ashley, Jr. has served as our Vice President and General Counsel since January 1, 2012.  Prior thereto, Mr. Ashley was a partner with Locke Lord LLP, the principal law firm engaged by AMCOL.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, AMCOL’s directors, its executive officers and any persons holding more than 10% of AMCOL’s common stock are required to report their initial ownership of AMCOL’s common stock and any subsequent changes in that ownership to the SEC.  Specific due dates for these reports have been established.  All reporting persons timely filed these reports except that the Form 4 reporting the annual option grant of 5,000 shares to each of our directors in February 2011 was filed one day late.  In making these disclosures, AMCOL has relied solely on written representations of its directors and executive officers and copies of the reports filed with the SEC.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be included in AMCOL’s proxy statement and form of proxy relating to, and to be presented at, the annual meeting of shareholders of AMCOL to be held in 2013 in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934 (“Rule 14a-8”) must be received by AMCOL on or before November 22, 2012.

If a shareholder intends to present a proposal at the 2013 annual meeting of shareholders but does not seek inclusion of that proposal in AMCOL’s proxy statement for that meeting pursuant to Rule 14a-8, and/or if a shareholder intends to nominate a candidate for election as a director, such shareholder must deliver written notice of the proposal or nomination, as applicable, to AMCOL in accordance with the requirements of AMCOL’s By-Laws.  Generally, such proposals and nominations must be delivered to AMCOL between January 10, 2013 and February 9, 2013.  All proposals or notices should be directed to the Secretary of AMCOL at 2870 Forbs Avenue, Hoffman Estates, Illinois 60192.

COMMITTEE CHARTERS, GOVERNANCE GUIDELINES AND CODE OF CONDUCT

Copies of our Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter, Corporate Governance Guidelines and Code of Business Conduct and Ethics may be found on our website at www.amcol.com.  Copies of these documents are also available to shareholders upon written request.  Requests should be directed to the Secretary of AMCOL at 2870 Forbs Avenue, Hoffman Estates, Illinois 60192.

OTHER MATTERS

As of the date of this proxy statement, AMCOL’s management knows of no matter not specifically referred to above as to which any action is expected to be taken at the annual meeting.  It is intended, however, that the persons named as proxies will vote the proxies regarding such other matters and the transaction of such other business as may be properly brought before the meeting in accordance with their best judgment.

By Order of the Board of Directors,

James W. Ashley, Jr.

Vice President, General Counsel and Secretary

Hoffman Estates, Illinois
March 21, 2012

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
The Board of Directors does not have a recommendation for voting on the following proposal
4 Any other business which properly comes before the annual meeting or at any adjournment or postponement thereof
The Board of Directors recommends you vote FOR the following:
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer
Election of Directors
Daniel P. Casey
yan F. McKendrick
Dale E. Stahl
Frederick J. Palensky
The Board of Directors recommends you vote FOR proposals 2 and 3.
The ratification of the Audit Committee's appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2012.
3 Advisory approval of AMCOL's executive compensation.
For address change/comments, mark here. (see reverse for instructions)
Signature [PLEASE SIGN WITHIN BOX]

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.
AMCOL INTERNATIONAL CORPORATION ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2012 This Proxy is Solicited on Behalf of the Board of Directors
As a shareholder of AMCOL International Corporation (the "Company"), I acknowledge receipt of the Notice of Annual Meeting and accompanying Proxy Statement and appoint Clarence O. Redman and Paul C. Weaver, or either of them, with full power of substitution as proxies, to vote all shares of stock of the Company that I am entitled to vote, at the annual meeting of shareholders to be held on Thursday, May 10, 2012, 11:00 a.m., Central Daylight Saving Time, and at any adjournment thereof, at AMCOL Corporate Headquaters, 2870 Forbs Avenue, Hoffman Estates, Illinois
THIS PROXY WHEN PROPERLY SIGNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. IF OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS NAMED AS PROXIES ABOVE
Address change/comments  (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side)